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                                                                EXHIBIT 12


                              ABBOTT LABORATORIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (Unaudited)

                             (Millions of Dollars)


                                                            NINE MONTHS ENDED
                                                           SEPTEMBER 30, 1996
                                                           ------------------

Net Earnings                                                     $  1,371

Add:
   Income taxes                                                       574
   Minority interest                                                   13
                                                                 --------

   Net earnings as adjusted                                         1,958
                                                                 --------


Fixed Charges:
   Interest on long-term and
      short-term debt                                                  68
   Capitalized interest cost                                            9
   Rental expense representative
      of an interest factor                                            20
                                                                 --------

Total Fixed Charges                                                    97
                                                                 --------

Total adjusted earnings available for
   payment of fixed charges                                      $  2,055
                                                                 --------
                                                                 --------

Ratio of earnings to fixed charges                                   21.2
                                                                 --------
                                                                 --------


NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.